EXHIBIT 4.1

SECOND AMENDMENT TO SHAREHOLDERS RIGHTS AGREEMENT

This Second Amendment to Shareholders Rights Agreement (this “Amendment”) is made and entered into as of April 14, 2014, by and between Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Company”), and Computershare Inc., as successor in interest to Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”).  Capitalized terms used but not defined in this Amendment have the respective meanings assigned to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent are parties to a Shareholders Rights Agreement made and entered into as of April 11, 2007, as amended by a First Amendment to Shareholders Rights Agreement entered into as of October 24, 2011 (as so amended, the “Rights Agreement”); and

WHEREAS, in connection with the anticipated restructuring of the Company’s financial indebtedness, certain creditors of the Company and other stakeholders may become owners of the Company’s Common Stock pursuant to a plan of reorganization approved by the Board or certain related agreements; and

WHEREAS, pursuant to the first sentence of Section 27 of the Rights Agreement, the Company and the Rights Agent wish to amend certain provisions of the Rights Agreement, including the definition of Acquiring Person therein, to provide that no such creditor or other stakeholder shall be considered an Acquiring Person and to provide for termination of the Rights Agreement and extinguishment of the Rights upon consummation of any such plan of reorganization;

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree to amend the Rights Agreement as follows, effective as of the date hereof:

1.                    The definition of Acquiring Person set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Acquiring Person” shall mean any Person, other than Peter C. Georgiopoulos or any Person who acquires Common Stock through a Permitted Offer, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 17% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such plan.  In calculating whether such 17% threshold is met, shares of Common Stock acquired or to be acquired pursuant to an Approved Plan or an Approved Equity Agreement or deemed to be Beneficially Owned by any Person by reason of entering into an Approved Equity Agreement shall be excluded.  In addition, Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 17% or more of the shares of Common Stock of the Company then outstanding; provided, however, that a Person who (i) becomes the Beneficial Owner of 17% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and (ii) then after such share purchases by the Company, becomes the Beneficial Owner of any additional shares of Common Stock of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional shares of Common Stock of the Company such Person does not beneficially own 17% or more of the shares of Common Stock of the Company then outstanding.  Notwithstanding the foregoing, (i) if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined herein, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the shares of Common Stock that would otherwise cause such Person to be an “Acquiring Person,” as defined herein, or (B) such Person was aware of the extent of the shares of Common Stock it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined herein, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 17% or more of the shares of Common Stock outstanding, such Person shall not be or become an “Acquiring Person,” as defined herein, unless and until such time as such Person shall become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 17% or more of the shares of Common Stock then outstanding.  In addition, notwithstanding the foregoing, no Person who or which, together with all Affiliates and Associates of such Person, is a Beneficial Owner of less than 17% of the shares of Common Stock of the Company outstanding as of October 24, 2011 shall be deemed to have been an Acquiring Person at any time on or prior to October 24, 2011.

2.                   The following definition of Approved Plan is hereby added to Section 1 of the Rights Agreement:

“Approved Plan” shall mean any proposed or approved plan of reorganization of the Company pursuant to chapter 11 of title 11 of the United States Code that is approved by the Board.

3.                   The following definition of Approved Equity Agreement is hereby added to Section 1 of the Rights Agreement:

“Approved Equity Agreement” shall mean any equity commitment agreement, subscription agreement, warrant agreement, or similar agreement, arrangement, or understanding provided for under any Approved Plan by which any Person shall be entitled to acquire any shares of Common Stock or any warrants or other derivative securities exercisable for or convertible into Common Stock.  For the avoidance of doubt, that certain Equity Commitment Agreement to be dated on or about April 14, 2014 by and among the Company and the Commitment Parties party thereto shall constitute an Approved Equity Agreement.

4.                   The definition of Final Expiration Date set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Final Expiration Date” shall mean the earlier of February 21, 2015 or the effective date of any Approved Plan.

5.                   The following new Section 35 is hereby added to the Agreement:

35.            Termination.  This Agreement shall terminate on the effective date of any Approved Plan.

6.                   The provision for Expiration of Rights in Exhibit C is hereby amended and restated in its entirety as follows:

Expiration of Rights:	The rights expire on the earliest of (1) February 21, 2015, (2) the effective date of any Approved Plan, or (3) the exchange or redemption of the rights as described above.

7.                   Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

8.                   This Amendment shall be deemed to be a contract made under the laws of New York and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and performed entirely within such jurisdiction.

9.                   This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Robert G. Buchanan
Name: Robert G. Buchanan
Title: President

COMPUTERSHARE INC.

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration